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                            FPA PARAMOUNT FUND, INC.



                             ARTICLES SUPPLEMENTARY

     FPA Paramount Fund, Inc., a Maryland corporation, having its principal offices in Baltimore City, Maryland (which is hereafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has duly authorized an increase in the Corporation's total number of shares of capital stock to fifty million (50,000,000) shares, of the par value of $0.25 per share, amounting in aggregate par value to twelve million five hundred thousand dollars ($12,500,000), all of which shall be common stock.

     SECOND: Immediately prior to the increases, the total number of shares of stock which the Corporation has authority to issue is twenty five million (25,000,000) shares of common stock of the par value of $0.25 each, all of one class entitled common stock, and of the aggregate par value of six million two hundred fifty thousand dollars ($6,250,000).

     THIRD: Immediately following the increases, the total number of shares of stock which the Corporation has authority to issue is fifty million (50,000,000) shares of common stock of the par value of $0.25 each, all of one class entitled common stock, and of the aggregate par value of twelve million five hundred thousand dollars ($12,500,000).

     FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.


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     IN WITNESS WHEREOF, FPA Paramount Fund, Inc. has caused these Articles
Supplementary to be signed in its name and on its behalf by its Senior Vice President and attested by its Secretary on February 1, 1993.


                                             FPA PARAMOUNT FUND, INC.



                                             By: /s/ Christopher Linden
                                                --------------------------------
                                                     Christopher Linden,
                                                     Senior Vice President


ATTEST:



 /s/ Sherry Sasaki
 ---------------------------------
Sherry Sasaki, Secretary



     THE UNDERSIGNED, Senior Vice President of FPA Paramount Fund, Inc. who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                                 /s/ Christopher Linden
                                                --------------------------------
                                                 Christopher Linden,
                                                 Senior Vice President


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